Exhibit 99.1

Contact:	Miles Goda
VP of Corporate Development
(206) 613-0826

WatchGuard Announces Changes in Compensation Plans

New programs reduce stock option overhang and provide long-term compensation incentives

Seattle, WA – April 19, 2005 – WatchGuard Technologies, Inc. (Nasdaq: WGRD), a leading network security provider, today announced plans designed to address issues associated with the potential dilutive effect of stock option overhang, the retention of key employees, and executive officers and directors without significant WatchGuard stock ownership. The key changes are intended to eliminate all shares available for grant pursuant to non-shareholder-approved stock option plans and reduce the number of outstanding options, improving the strength of the Company’s capital structure, and creating long-term incentives for employees. Details of these changes are available in WatchGuard’s Form 8-K filed with the Securities Exchange Commission today.

The Board of Directors approved change of control arrangements for the Company’s Chief Executive Officer and other members of the executive team; made revisions to the Board’s compensation package to more accurately reflect current practices; introduced a long-term incentive program in the form of a stock option re-pricing; and created a program to encourage stock ownership for directors and executive officers.

Under the new compensation plan, non-employee directors’ compensation has been changed to increase the annual retainer applicable to all non-employee members, institute annual retainers for committee membership and committee chairs and eliminate per-meeting fees. In addition, non-employee directors will receive the same options to purchase shares of the Company’s capital stock as before but will also receive an annual grant of restricted stock.

Under the stock option exchange program, holders of eligible options will have the opportunity to exchange options with exercise prices of $6 or more for a lesser number of replacement options having an exercise price equal to the fair market value of WatchGuard’s common stock on the grant date of the replacement options, currently expected to be May 19, 2005. The exchange ratio is 90% for options with an exercise price from $6.00 to $8.00 per share, 75% for options with an exercise price from $8.01 to $10.00 per share, and 33.3% for options with an exercise price of $10.01 or more. The Company will not return shares to the option pools that are “saved” as a result of the regranted options covering less shares than the cancelled options. In addition, if the exchange program is consummated, the Company will eliminate all shares available for grant pursuant to non-shareholder-approved stock option plans, which would further reduce the shares reserved under its option plans by approximately 4.4 million shares.

The stock ownership program for the Company’s executive officers and non-employee directors allows for voluntary purchases of the Company’s capital stock to be matched by the Company in the form of a restricted stock option grant to purchase the number of shares equal to 50% of those purchased in the open market, up to a maximum of 5,000 matching restricted shares per participant per year. The matching restricted shares granted by the Company will vest annually over three years, and any unvested matching shares will be forfeited if the shares that were matched are sold.

“These programs were created by our company with assistance from outside experts in the field of employee compensation and retention,” said Ed Borey, Chief Executive Officer of WatchGuard. “They resolve fundamental problems in our current capital structure and provide compelling incentives to attract and keep good employees. We believe these changes increase our ability to execute in the short term as well as enhance our value in the long term.”

About WatchGuard Technologies, Inc.

WatchGuard is a leading network security provider. The Company’s Intelligent Layered Security architecture protects against emerging threats, and provides the flexibility to integrate additional functionality and services. The Firebox X integrated security appliances offer an unmatched baseline of built-in security, protecting against known and unknown attacks through a unique combination of signature-based protection and advanced pattern-matching technology. All WatchGuard products include a LiveSecurity Service subscription to help customers through vulnerability alerts, software updates, expert security instruction, as well as individualized and self-help customer care. WatchGuard is headquartered in Seattle, Washington, with offices throughout Europe and Asia. For more information, please visit www.watchguard.com.

Certain statements in this press release, including statements about the expected success of the exchange program offered to employees, our ability to improve our capital structure, reduce our stock option overhang or create incentives to attract and retain employees, and other statements about our plans, objectives, intentions, and expectations are “forward-looking statements” within the meaning of the Securities

Act of 1933, as amended. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to known and unknown risks and uncertainties and inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Our actual results could differ materially from those anticipated in the forward-looking statements for many reasons, including the risk that employees will not take advantage of the exchange offer as expected or at all, the risk that we will not be able to improve our capital structure, reduce our stock option overhang or create incentives to attract and retain employees as expected or at all and the other risks described under “Important Factors That May Affect Our Operating Results, Our Business and Our Stock Price” in our annual report on Form 10-K for the year ended December 31, 2004, and in our Securities and Exchange Commission filings from time to time. Readers are cautioned not to place undue reliance upon these forward-looking statements, which speak only as of the date of this release.

WatchGuard, LiveSecurity and Firebox are either registered trademarks or trademarks of WatchGuard Technologies, Inc. in the United States and/or other countries. All other trademarks are the property of their respective owners.